EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT AND RELATED COMPANIES
Set forth below are the names of subsidiaries and related organizations of Vectrus, the respective jurisdiction in which each was organized (in the case of subsidiaries) and the name under which each does business (if other than the names of the entity itself).

NAME	JURISDICTION IN WHICH ORGANIZED	NAME UNDER WHICH DOING BUSINESS
Al-Shabaka for Protection Products Marketing and General Support Services LLC	Luxembourg
High Desert Support Services, LLC	Delaware
ITT Federal Services Arabia, Ltd.	Saudi Arabia
Vectrus Facility Services GmbH	Germany
Vectrus Federal Services GmbH	Germany
Vectrus Federal Services International, Ltd.	Cayman Islands
Vectrus Maintenance Services L.L.C.	Qatar
Vectrus Mission Solutions Corporation (f/k/a SENTEL Corporation)	Virginia
Vectrus Mission Systems Ltd.	United Kingdom
Vectrus Services A/S	Denmark
Vectrus Systems Corporation	Delaware
Vectrus Systems Corporation (Jordan)	Jordan
Vectrus International LLC	Colorado
Vectrus Services Muscat LLC	Oman
Vectrus-J&J Facilities Support, LLC	Delaware
VMSC Afghanistan LLC	Delaware